EXHIBIT 4.5

PRECISION DRILLING CORPORATION

DEFERRED SHARE UNIT PLAN

Effective
January 1, 2012

PRECISION DRILLING CORPORATION

DEFERRED SHARE UNIT PLAN

ARTICLE 1
INTRODUCTION AND INTERPRETATION

1.1	Purpose

The purposes of the Plan are:

(a)	to promote a greater alignment of interests between directors of Precision Drilling Corporation (the "Corporation") and the shareholders of the Corporation;

(b)
to provide a compensation system for directors that, together with the other director compensation mechanisms of the Corporation, is reflective of the responsibility, commitment and risk accompanying membership on the Board of Directors and the performance of the duties required of the various committees of the Board of Directors;

(c)	to assist the Corporation to attract and retain individuals with experience and ability to act as directors; and

(d)	to allow directors of the Corporation to participate in the long-term success of the Corporation.

1.2	Definitions

Wherever used in this Plan, the following words and terms have the respective meanings set out below unless the context otherwise requires:

(a)	"Account" has the meaning ascribed thereto in Section 7.1(b);

(b)
"Affiliate" means an affiliate of the Corporation, as applicable, as the term "affiliate" is defined in paragraph 8 of the Canada Revenue Agency's Interpretation Bulletin IT-337R4, Retiring Allowances [Consolidated], or any successor publication thereto;

(c)	"Aggregate Purchase Price" has the meaning ascribed thereto in Section 8.3;

(d)
"Annual Retainer" means the annual retainer payable to an Eligible Director by the Corporation for serving on the Board of Directors in a calendar year, which for greater certainty, does not include any amounts payable to an Eligible Director for any other employment or services to the Corporation or an Affiliate (including, without limitation, any chairman, vice-chairman, or lead director fees, committee chair fees, per diem meeting fees, director and committee meeting fees, reimbursements for expenses, or any equity-based compensation);

(e)
"Applicable Law" with respect to a Person, property, transaction or event, means any applicable provision of law, domestic or foreign, including the common law, principles of equity, statutes, regulations, treaties, by-laws, ordinances, judgments and decrees, and further including applicable securities legislation, together with (whether or not having the force of law) all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and the rules of any stock exchange upon which the Shares are listed, and further including (whether or not having the force of law) all applicable official directives, rules, consents, approvals, authorizations, guidelines, standards, codes of practice, orders (including judicial or administrative orders) and policies of any governmental authority having, or purporting to have authority over, or application to, that Person, property, transaction or event, as the same may be amended from time to time;

(f)	"Applicable Withholding Taxes" has the meaning ascribed thereto in Section 2.2(c);

(g)
"Automatic DSU Retainer" means, in respect of any particular calendar year, (i) where the particular Eligible Director is in compliance with the Director Ownership Guidelines determined as of the applicable Determination Date, nil; and (ii) where the particular Eligible Director is not in compliance with the Director Ownership Guidelines determined as of the applicable Determination Date, the percentage portion of an Eligible Director's Annual Retainer that is required to be satisfied in the form of Deferred Share Units credited to each Eligible Director's Account under the Plan, as determined by a resolution of the Board of Directors, as contemplated in Section 5.1; provided, however, that the applicable percentage determined pursuant to (i) or (ii) above shall remain in effect for the entire applicable calendar year;

(h)
"Beneficiary" means, subject to Applicable Law, an individual who has been designated by an Eligible Director as contemplated by Section 9.7, in the form of Schedule "B" hereto or in such other form and manner as the Committee may determine, to receive benefits payable under the Plan upon the death of the Eligible Director, or, where no such designation is validly in effect at the time of death, or where the designated individual does not survive the Eligible Director, the Eligible Director's estate;

(i)
"Board of Directors" means the board of directors of the Corporation as constituted from time to time or, if established and duly authorized to act with respect to the Plan, any committee of the board of directors of the Corporation;

(j)
"Broker" means a broker who is independent (pursuant to the rules and policies of the Exchange) from the Corporation and any Affiliate and who is a member of the Exchange and who has been designated by an Eligible Director;

(k)
"Business Day" means each day other than a Saturday, Sunday, a statutory holiday in Alberta or any day on which the principal chartered banks located in Edmonton, Alberta are not open for business during normal business hours;

(l)	"Cease Trade Date" has the meaning ascribed thereto in Section 8.1(c);

(m)	"Chairman" means the chairman of the Committee;

(n)	"Code" means the United States Internal Revenue Code of 1986, as amended from time to time and any applicable Treasury Regulations and other binding regulatory guidance thereunder;

(o)
"Committee" means the Compensation Committee of the Board of Directors, or such other Persons as are designated by the Board of Directors for purposes of the Plan, provided, however, that if no Compensation Committee is in existence at any particular time and the Board of Directors has not appointed another committee of the Board of Directors to administer the Plan, all references in the Plan to "Committee" shall at such time be in reference to the Board of Directors;

(p)
"Corporation" means Precision Drilling Corporation and includes any successor corporation thereof, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board of Directors or the Committee, as the case may be;

(q)
"Deferred Share Unit" means a unit credited by the Corporation to the Account of an Eligible Director by way of a bookkeeping entry in the books of the Corporation and administered pursuant to the terms of the Plan, the value of which on a particular date shall be equal to the Fair Market Value at that date;

(r)
"Determination Date" means, (i) for the calendar year which includes the Effective Date, December 31, 2011; and (ii) for each subsequent calendar year, December 31st of the year prior to the applicable calendar year;

(s)	"Director Ownership Guidelines" means any requirements or guidelines of the Corporation specifying the number, or value, of Shares required to be held by a member of the Board of Directors;

(t)	"Dividend Payment Date" has the meaning ascribed thereto in Section 7.4;

(u)	"Dividend Record Date" has the meaning ascribed thereto in Section 7.4;

(v)
"DSU Eligible Retainer" means, in respect of any particular calendar year, (i) that portion of an Eligible Director's Annual Retainer that is not the Automatic DSU Retainer, and (ii) any additional compensation (other than equity-based compensation) payable to the Eligible Director in his or her capacity as a member of the Board of Directors, including, without limitation, any chairman fees, vice-chairman, or lead director fees, committee chair fees, per diem meeting fees, and director and committee meeting fees), that the Eligible Director may elect to have satisfied in the form of Deferred Share Units credited to his or her Account under the Plan, as contemplated in Article 6;

(w)	"Effective Date" has the meaning ascribed thereto in Section 1.4;

(x)	"Eligible Director" means a director of the Corporation who is not otherwise an employee of the Corporation or any Affiliate;

(y)	"Eligible Director Information" has the meaning ascribed thereto in Section 2.3(a);

(z)
"Exchange" means the Toronto Stock Exchange, or if the Shares are not then listed on the Toronto Stock Exchange, the New York Stock Exchange, or if the Shares are not then listed on either the Toronto Stock Exchange or the New York Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market;

(aa)	"Exchange Business Day" means any date on which the Exchange is open for the trading of Shares and on which Shares may be traded;

(bb)
"Fair Market Value" means, with respect to any particular date, the weighted average closing price for a Share on the Exchange on the five (5) Trading Days immediately prior to that date, and, if in US dollars, converted to Canadian dollars using the Noon Buying Rate, or, in the event of a Cease Trade Date, such other value as may be determined pursuant to Section 8.1(c);

(cc)	"Financial Black-out Period" has the meaning ascribed thereto in the Corporation's insider trading policy in force, and as may be amended, from time to time;

(dd)	"Insider" means an "insider" of the Corporation as defined in Part I of the Toronto Stock Exchange Company Manual as amended from time to time or any successor or replacement provision thereto;

(ee)	"Noon Buying Rate" means the noon buying rate for the applicable currency published by the Bank of Canada on the relevant date;

(ff)	"Other Black-out Period" has the meaning ascribed thereto in the Corporation's insider trading policy in force, and as may be amended, from time to time;

(gg)	"Participation and Election Agreement" has the meaning ascribed thereto in Section 3.2;

(hh)
"Person" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, fund, organization or other group of organized persons, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(ii)	"Plan" means this Precision Drilling Corporation Deferred Share Unit Plan, including all Schedules hereto, as amended and restated from time to time in accordance with its terms;

(jj)	"Quarter" means a fiscal quarter of the Corporation, which, until changed by the Corporation, shall be any three month period ending December 31, March 31, June 30 or September 30, as the case may be;

(kk)	"Redemption Date" has the meaning ascribed thereto in Section 8.1(a);

(ll)	"Related Corporation" means a corporation which is related to the Corporation for the purposes of the Income Tax Act (Canada);

(mm)
"Related Plan" means any other account balance plan providing for the deferral of compensation at the election of an Eligible Director that is required to be aggregated with this Plan pursuant to Treas. Reg. § 1.409A-1(c)(2)(i)(A);

(nn)	"Separation from Service" has the meaning ascribed thereto in Schedule "A";

(oo)
"Share" means a common share of the Corporation and such other share that may be substituted therefore as a result of amendments to the articles of the Corporation, reorganization or otherwise, including any rights that form a part of the common share or substituted share but not including any other rights that are attached thereto and trade therewith or any other share that is added thereto;

(pp)	"Specified Employee" has the meaning ascribed thereto in Schedule "A";

(qq)	"Tax Act" means the Income Tax Act (Canada) and any regulations thereto, as may be amended from time to time;

(rr)
"Termination Date" means, in respect of an Eligible Director, the earliest date on which both of the following conditions are satisfied:  (i) the Eligible Director is not a member of the Board of Directors nor a member of the board of directors of an Affiliate, and (ii) the Eligible Director is not an employee of the Corporation or any Affiliate; and

(ss)
"U.S. Taxpayer" means an Eligible Director who is a citizen or permanent resident of the United States for purposes of the Code or an Eligible Director for whom the compensation subject to deferral under this Plan would otherwise be subject to United States federal income taxation under the Code.

1.3	Construction and Interpretation

(a)	In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

(b)
The headings of all articles, sections and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.  References to "Article", "Section" or "Paragraph" mean an article, section or paragraph contained in the Plan unless expressly stated otherwise.

(c)
In this Plan, "including" and "includes" mean including or includes, as the case may be, without limitation.  The words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

(d)
Whenever the Board of Directors or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term "discretion" means the sole and absolute discretion of the Board of Directors, the Committee or the sub-delegate of the Committee, as the case may be.

1.4	Effective Date

The Plan shall be effective as of January 1, 2012 (the "Effective Date").  Subject to Section 9.16, the Board of Directors shall review and confirm the terms of the Plan from time to time.

1.5           Schedules Incorporated by Reference

The following Schedules are attached to the Plan and are incorporated by reference:

Schedule "A" – Plan Provisions Applicable to U.S. Taxpayers

Schedule "B" – Beneficiary Designation Form

Schedule "C" – Participation and Election Agreement

Schedule "D" – Redemption Notice (not applicable to any Eligible Director who is a U.S. Taxpayer)

ARTICLE 2
ADMINISTRATION OF THE PLAN

2.1	Administration of the Plan

(a)
Except for matters that are under the jurisdiction of the Board of Directors as specified under the Plan or as required by law or as required to ensure that the Plan continues to meet the requirements of the exception to the definition of "salary deferral arrangement" in paragraph 6801(d) of the regulations to the Tax Act or any successor to such provision, and subject to Section 2.1(b), this Plan will be administered by the Committee and the Committee has the sole and complete authority, in its discretion, to:

(i)	interpret the Plan and prescribe, modify and rescind rules and regulations relating to the Plan;

(ii)
correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it considers necessary or advisable for the implementation and administration of the Plan;

(iii)	exercise rights reserved to the Corporation under the Plan;

(iv)	prescribe forms for notices to be prescribed by the Corporation under the Plan; and

(v)	make all other determinations and take all other actions as it considers necessary or advisable for the implementation and administration of the Plan.

The Committee's determinations and actions under this Plan are final, conclusive and binding on the Corporation, the Eligible Directors and all other Persons.

(b)
To the extent permitted by Applicable Law, the Committee may, from time to time, delegate to any specified officer of the Corporation all or any of the powers of the Committee.  In such event, the specified officer will exercise the powers delegated to it by the Committee in the manner and on the terms authorized by the Committee.  Any decision made or action taken by the specified officer arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Corporation, the Eligible Directors and all other Persons.

(c)	All expenses of administration of the Plan shall be borne by the Corporation.

2.2	Taxes and Other Source Deductions

(a)
The Corporation shall not be liable for any tax imposed on any Eligible Director or any Beneficiary as a result of the crediting, holding or redemption of Deferred Share Units, amounts paid or credited to such Eligible Director (or Beneficiary), or securities issued or transferred to such Eligible Director (or Beneficiary) under this Plan.

(b)	It is the responsibility of the Eligible Director (or Beneficiary) to complete and file any tax returns which may be required under any applicable tax laws within the period prescribed by such laws.

(c)
The Corporation and any Affiliate shall be authorized to deduct, withhold and/or remit from any amount paid or credited hereunder (whether in Shares or cash), or otherwise, such amount as may be necessary so as to ensure the Corporation and any Affiliate will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Eligible Director or Beneficiary, as the case may be (the "Applicable Withholding Taxes").  For greater certainty, the Corporation or any Affiliate shall have the right, in its discretion, to satisfy any such liability for Applicable Withholding Taxes amounts by:  (i) making additional withholdings on cash remuneration paid to the Eligible Director in the calendar year as that containing the redemption of a Deferred Share Unit; (ii) retaining any Shares or any amount payable, which would otherwise be issued or delivered, provided or paid to an Eligible Director hereunder; and/or (iii) requiring an Eligible Director, as a condition to the redemption of a Deferred Share Unit, to pay or reimburse the Corporation for any Applicable Withholding Taxes.

2.3	Eligible Director Information

(a)	Each Eligible Director shall provide the Corporation with all information (including personal information) the Committee requires in order to administer the Plan (the "Eligible Director Information").

(b)
The Corporation may from time to time transfer or provide access to Eligible Director Information to a third party service provider for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing services to the Corporation in connection with the operation and administration of the Plan.  The Corporation may also transfer and provide access to Eligible Director Information to its Affiliates for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expenses.  By participating in the Plan, each Eligible Director acknowledges that Eligible Director Information may be so provided and agrees and consents to its provision on the terms set forth herein.

(c)	The Corporation shall not disclose Eligible Director Information except:

(i)	as specifically contemplated in Section 2.3(b) above;

(ii)	in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or

(iii)	for the purpose of complying with a subpoena, warrant or other order by a court, Person or body having jurisdiction over the Corporation to compel production of the information.

2.4	Director Ownership Guidelines

The number of Deferred Share Units from time to time held by an Eligible Director in the Eligible Director's Account shall be counted as if each Deferred Share Unit were one Share solely for the purposes of determining if such Eligible Director has met the share ownership requirements of the Director Ownership Guidelines.

ARTICLE 3
PLAN PARTICIPATION

3.1	Eligibility

(a)
Any individual who at the relevant time is an Eligible Director shall participate in the Plan with respect to the Automatic DSU Retainer and is eligible to participate in the Plan with respect to the DSU Eligible Retainer.  Except for Deferred Share Units which are credited to an Eligible Director's Account in satisfaction of the Automatic DSU Retainer, eligibility to participate does not confer upon any individual a right to receive an award of Deferred Share Units in satisfaction of any other amounts or to receive any payment (whether in cash or Shares) pursuant to the Plan.

(b)
If an Eligible Director should become an employee of the Corporation or an Affiliate (otherwise than by becoming a member of the board of directors of an Affiliate) while remaining as a member of the Board of Directors, his or her eligibility for participation in the Plan shall be suspended effective the date of the commencement of his or her employment and shall resume upon termination of such employment provided he or she continues as a director of the Corporation.  During the period of such ineligibility, such individual shall be paid his or her Annual Retainer fully in cash and the Account of such individual shall not be credited with any new Deferred Share Units pursuant to Article 4, Article 5, or Article 6 of the Plan, provided that the Account of such individual shall continue to be credited with Deferred Share Units pursuant to Sections 7.3 and 7.4 of the Plan.

(c)
Notwithstanding any other provision of the Plan, if an Eligible Director is resident or otherwise subject to taxation in a jurisdiction in which an award of Deferred Share Units may reasonably be considered to be income which is subject to taxation at the time of such award, the Eligible Director may elect not to participate in the Plan by providing a written notice to the Chairman, provided that such election shall be irrevocable and further provided that any notification by an Eligible Director under this Section 3.1(c) shall be delivered prior to the date any Deferred Share Units are credited to the Eligible Director's Account under this Plan and, in any case, within 30 days of the date on which the Eligible Director first becomes eligible to participate in this Plan.

3.2	Participation and Election Agreement

Any individual who is, or will be, an Eligible Director in a particular calendar year shall complete and deliver a written participation and election agreement in the form attached to the Plan as Schedule "C" (or a similar form as determined by the Committee) to the Chairman (the "Participation and Election Agreement") within the time period specified by the Committee.  Participation in the Plan by an Eligible Director shall be construed as acceptance by the Eligible Director of the terms and conditions of the Plan and all rules and procedures adopted hereunder and as amended from time to time.

ARTICLE 4
DISCRETIONARY GRANTS OF DEFERRED SHARE UNITS

4.1	Discretionary Grant of Deferred Share Units

The Board of Directors (or, if duly authorized by the Board of Directors, the Committee) may, subject to Section 9.12(a), in its sole discretion, grant such number of Deferred Share Units to an Eligible Director as the Board of Directors determines to be appropriate in respect of the services the Eligible Director renders to the Corporation as a member of the Board of Directors. All grants of Deferred Share Units pursuant to this Section 4.1 shall be in addition to any grants of Deferred Share Units pursuant to Article 5 or Article 6.  The Board of Directors (or, if duly authorized by the Board of Directors, the Committee) shall determine the date on which such Deferred Share Units shall be granted and credited to an Eligible Director's Account.

ARTICLE 5
GRANT OF DEFERRED SHARE UNITS FOR AUTOMATIC DSU RETAINER

5.1	Determination of Automatic DSU Retainer

(a)
Subject to Section 5.1(b), at such time as the Board of Directors may determine, but in any case prior to December 31 of a particular calendar year, the Board of Directors shall pass a resolution specifying the percentage of the Annual Retainer which will constitute the Automatic DSU Retainer for the following calendar year for each Eligible Director who is not in compliance with the Director Ownership Guidelines as at the applicable Determination Date.

(b)
In respect of the calendar year in which the Plan becomes effective, the Board of Directors shall pass a resolution specifying the percentage portion of the Annual Retainer that is payable to the Eligible Directors as compensation for services to be performed after the passage of the resolution which will constitute the Automatic DSU Retainer for such calendar year in which the Plan becomes effective for each Eligible Director who is not in compliance with the Director Ownership Guidelines as at the applicable Determination Date, provided that such resolution shall be passed on or before December 31, 2011.

(c)
Where no resolution is passed by the Board of Directors pursuant to Section 5.1(a) or 5.1(b), the Automatic DSU Retainer shall be equal to 30% of the Annual Retainer for the applicable calendar year for each Eligible Director who is not in compliance with the Director Ownership Guidelines as at the applicable Determination Date.

5.2	Payment of Automatic DSU Retainer

Any Deferred Share Units credited to the Account of an Eligible Director pursuant to this Article 5 in satisfaction of such Eligible Director's Automatic DSU Retainer shall be credited in quarterly instalments on the final Business Day of each Quarter, with the number of Deferred Share Units (including fractions thereof, calculated to two decimal places) to be credited on each such day to be determined by dividing:

(i)	the dollar amount of the portion of the Eligible Director's Automatic DSU Retainer for the applicable Quarter, by

(ii)	the Fair Market Value on such day.

ARTICLE 6
GRANT OF DEFERRED SHARE UNITS FOR DSU ELIGIBLE RETAINER

6.1	Election for DSU Eligible Retainer

(a)
Subject to Section 6.2 and such rules, regulations, approvals and conditions as the Committee, in its sole discretion, may impose, an Eligible Director may elect, in advance, to have all or a portion of his or her DSU Eligible Retainer satisfied by way of Deferred Share Units credited to his or her Account under this Article 6 (with the remainder, if any, to be received in cash).

(b)
Notwithstanding an election under Section 6.2 by an Eligible Director to have his or her DSU Eligible Retainer satisfied in the form of Deferred Share Units or cash or a combination thereof, the Board of Directors may decline to award Deferred Share Units to an Eligible Director in respect of his or her DSU Eligible Retainer in a particular calendar year.

(c)
Any Deferred Share Units credited to the Account of an Eligible Director pursuant to this Article 6 in satisfaction of all or a portion of such Eligible Director's DSU Eligible Retainer shall be credited in quarterly instalments on the final Business Day of each Quarter, with the number of Deferred Share Units (including fractions thereof, calculated to two decimal places) to be credited on each such day to be determined by dividing:

(i)
the dollar amount of the portion of the Eligible Director's DSU Eligible Retainer for the applicable Quarter to be satisfied by Deferred Share Units as elected by the Eligible Director pursuant to this Article 6, by

(ii)	the Fair Market Value on such day.

6.2	Method of Election

(a)
In respect of the calendar year in which this Plan becomes effective, an Eligible Director may elect, on an irrevocable basis, to receive all or a percentage of such Eligible Director's DSU Eligible Retainer that would otherwise be payable to the Eligible Director as compensation for services to be performed after the date of the election in the form of Deferred Share Units, by completing and delivering to the Corporation an initial written election, in the form specified in Section 6.2(e), on or before December 31, 2011.  Such election shall set out the percentage of each Eligible Director's DSU Eligible Retainer that the Eligible Director wishes to be satisfied in the form of Deferred Share Units (with the remaining percentage to be paid in cash), within the limitations of Section 6.2(e), for the calendar year in which this Plan becomes effective and for subsequent years unless the Eligible Director amends his or her election under Section 6.2(c).

(b)
In respect of the calendar year in which an Eligible Director is first elected or appointed to the Board of Directors, the Eligible Director may elect, on an irrevocable basis, to receive all or a percentage of such Eligible Director's DSU Eligible Retainer that would otherwise be payable to the Eligible Director as compensation for services to be performed after the date of the election in the form of Deferred Share Units, by completing and delivering to the Corporation an initial written election, in the form specified in Section 6.2(e), on or before the date that, subject to Section 6.2(d), is the later of (i) 10 Business Days after the date on which the Eligible Director is first elected or appointed to the Board of Directors, and (ii) the last Business Day of the month in which the Eligible Director is first elected or appointed to the Board of Directors.  Such election shall set out the percentage of each Eligible Director's DSU Eligible Retainer that the Eligible Director wishes to be satisfied in the form of Deferred Share Units (with the remaining percentage to be paid in cash), within the limitations of Section 6.2(e), for the remaining months of the calendar year after the Eligible Director makes the election and for subsequent years unless the Eligible Director amends his or her election under Section 6.2(c).

(c)
Subject to Section 6.2(d), an Eligible Director may initiate or change the percentage of his or her DSU Eligible Retainer to be satisfied in the form of Deferred Share Units for any subsequent calendar year by completing and delivering to the Corporation a new written election no later than December 31 of the calendar year immediately preceding the calendar year to which the DSU Eligible Retainer relates.

(d)
Notwithstanding anything in Sections 6.2(a), 6.2(b) or 6.2(c), an election may not be made during a Financial Black-out Period or an Other Black-out Period.  In the event that an election would otherwise be required to be made within a Financial Black-out Period or an Other Black-out Period, the deadline for the making of such election will be extended to the tenth Exchange Business Day following the expiry of the Financial Black-out Period or Other Black-out Period, as the case may be; provided that, if the Financial Black-out Period or Other Black-out Period continues to and includes December 31 of a calendar year, no election may be made in respect of the subsequent calendar year.

(e)
Any election made by the Eligible Director under this Section 6.2 shall be in the form attached to the Plan as Schedule "C", or such other form as may be prescribed by the Committee, and shall designate the percentage, if any, of the DSU Eligible Retainer that is to be satisfied in the form of Deferred Share Units, all such designations to be in percentages of 0, 50 or 100.

(f)
An Eligible Director's latest election received by the Corporation under Sections 6.2(a), 6.2(b), or 6.2(c) shall be irrevocable and shall continue to apply with respect to his or her DSU Eligible Retainer for the calendar year in respect of which the election was made and for any subsequent calendar year unless the Eligible Director amends his or her election under Section 6.2(c).

(g)
Where there is no election that complies with Sections 6.2(a), 6.2(b), or 6.2(c), as applicable, in effect for an Eligible Director for a calendar year, such Eligible Director shall be deemed to have elected to receive his or her DSU Eligible Retainer for the applicable year in cash.

ARTICLE 7
ACCOUNTS AND REORGANIZATIONS

7.1	Records and Accounts

(a)
The Committee shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties, which records shall, absent manifest error, be considered conclusively determinative of all information contained therein.

(b)
The Corporation shall maintain in its books an account for each Eligible Director (an "Account") recording at all times the number of Deferred Share Units standing to the credit of an Eligible Director.

(c)
A written statement confirming the balance in each Eligible Director's Account shall be provided by the Corporation to the Eligible Director at least annually.  Statements shall contain such information as the Committee may determine from time to time.  Such statement shall be deemed to have been accepted by the Eligible Director as correct unless written notice to the contrary is given to the Chairman within thirty (30) days after such statement is provided to the Eligible Director.  For greater certainty, in the event of any discrepancy between the records of the Corporation and any statement provided to an Eligible Director pursuant to this Section 7.1(c), the records of the Committee shall govern and the rights and obligations of the Corporation and the Eligible Director shall be determined on the basis of such records.

7.2	Vesting of Deferred Share Units

Deferred Share Units granted under Article 4, Article 5, or Article 6 or under Sections 7.3 or 7.4 shall be fully vested upon being credited to an Eligible Director's Account and the Eligible Director's entitlement to payment of such Deferred Share Units at his or her Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board of Directors.

7.3	Adjustments and Reorganizations

In the event of any subdivision, consolidation or distribution of Shares to the shareholders of the Corporation (excluding by way of dividend payment in the ordinary course or a distribution of Shares under any compensation arrangement of the Corporation or any of its subsidiaries or other affiliates controlled by the Corporation, that contemplates the issuance of Shares from treasury), or upon a capital reorganization, reclassification, exchange, or other change with respect to the Shares, or a consolidation, amalgamation, arrangement or other form of business combination of the Corporation with another Person, or a sale, lease or exchange of all or substantially all of the property of the Corporation or other distribution of the Corporation's assets to shareholders (other than by way of dividend payment in the ordinary course), then the Account of each Eligible Director and the Deferred Share Units outstanding under the Plan shall be adjusted in such manner, if any, as the Board of Directors and the Committee deem appropriate in order to preserve, proportionally, the interests of the Eligible Directors under the Plan, provided that the dollar value of Deferred Share Units credited to an Eligible Director's Account immediately after such an adjustment shall not exceed the dollar value of the Deferred Share Units in such Eligible Director's Account immediately prior thereto and provided further that the value of Deferred Share Units shall always depend on the fair market value of Shares (or shares of a Related Corporation).  All adjustments under this Section 7.3 shall, at all times, be in compliance with the provisions of paragraph 6801(d) of the regulations to the Tax Act.

7.4	Dividend Equivalents

Unless otherwise determined by the Committee in its sole discretion or as may otherwise be set out in the applicable Participation and Election Agreement, on the payment date for cash dividends paid on Shares (the "Dividend Payment Date"), the Account of each Eligible Director shall be credited with additional Deferred Share Units in respect of Deferred Share Units credited to the Eligible Director's Account as of the record date for payment of such dividends (the "Dividend Record Date").  The number of such additional Deferred Share Units to be credited to the Eligible Director's Account will be calculated (to two decimal places) by dividing the total amount of the dividends that would have been paid to such Eligible Director if the Deferred Share Units in the Eligible Director's Account (including fractions thereof), as of the Dividend Record Date, were Shares, by the Fair Market Value on the Dividend Payment Date.  However, no Deferred Share Units will be credited to an Eligible Director's Account in respect of dividends paid on Shares where the Dividend Record Date relating to such dividends falls after such Eligible Director's Termination Date.

ARTICLE 8
REDEMPTION AND PAYMENT OF DEFERRED SHARE UNITS

8.1	Redemption of Deferred Share Units

(a)
At any date prior to an Eligible Director's Termination Date, an Eligible Director may elect up to two (2) separate dates as of which either a portion (specified in whole percentages or number of Deferred Share Units on any one date) or all of the Deferred Share Units credited to the Eligible Director's Account shall be redeemed (each such date being a "Redemption Date") by the Eligible Director by filing one (1) or two (2) irrevocable written redemption elections in the form of Schedule "D" hereto (or such other form as may be prescribed by the Committee) with the Chairman.  No Redemption Date elected by an Eligible Director pursuant to this Section 8.1(a) shall (i) be before the Eligible Director's Termination Date, (ii) fall within a Financial Black-out Period or an Other Black-out Period that the Eligible Director knows or reasonably expects will be in effect, or (iii) be later than December 15 of the first (1st) calendar year commencing immediately after the Eligible Director's Termination Date.  Where an Eligible Director does not elect a particular date or dates by such Eligible Director's Termination Date or within the permissible period set out above as his or her Redemption Date or Redemption Dates, as the case may be, there shall be a single Redemption Date for such Eligible Director which shall, subject to Section 8.1(e), be the date which is six months after the Eligible Director's Termination Date.  Notwithstanding any of the foregoing provisions of this Section 8.1(a), if a Redemption Date would otherwise fall within a Financial Black-out Period or an Other Black-out Period, the Redemption Date shall be the earlier of (i) the first Exchange Business Day following the expiry of the Financial Black-out Period or Other Black-out Period, as the case may be, and (ii) December 15 of the first (1st) calendar year commencing immediately after the Eligible Director's Termination Date.

(b)
Subject to Section 8.1(c), the value of the Deferred Share Units redeemed by or in respect of an Eligible Director as of a Redemption Date pursuant to this Section 8.1 shall be the Fair Market Value on such Redemption Date and shall, subject to Sections 8.2 and 8.6, be paid by the Corporation to the Eligible Director (or if the Eligible Director has died, to the Eligible Director's Beneficiary) in the form of a lump sum cash payment, less Applicable Withholding Taxes, as soon as practicable after such Redemption Date, provided that in any event such payment date shall be no later than December 31 of the first (1st) calendar year commencing immediately after the Eligible Director's Termination Date.

(c)
In the event that any Redemption Date is after the date on which the Shares ceased to be traded on the Exchange, provided such cessation in trading is not reasonably expected to be temporary (the "Cease Trade Date"), the value of the Deferred Share Units redeemed by or in respect of the Eligible Director pursuant to Section 8.1(a) shall be determined in accordance with the following:

(i)
where the Eligible Director's Termination Date is before or not more than three hundred and sixty-five (365) days after the last Trading Day before the Cease Trade Date, the value of each Deferred Share Unit credited to the Eligible Director's Account at his or her Redemption Date shall be equal to the Fair Market Value on the last Trading Day before the Cease Trade Date; and

(ii)
where the Eligible Director's Termination Date is after the date that is three hundred and sixty-five (365) days after the last Trading Day before the Cease Trade Date, the value of each Deferred Share Unit credited to the Eligible Director's Account at his or her Redemption Date shall be based on the fair market value of a common share of the Corporation or of a Related Corporation at his or her Redemption Date as determined on a reasonable and equitable basis by the Board of Directors after receiving the advice of one or more independent firms of investment bankers of national repute.

Subject to Sections 8.2 and 8.6, the value of an Eligible Director's Deferred Share Units determined in accordance with subparagraph (i) or (ii) of this Section 8.1(c), as applicable, shall be paid to the Eligible Director (or, if the Eligible Director has died, to his or her Beneficiary) in the form of a lump sum cash payment, less Applicable Withholding Taxes, as soon as practicable after the Eligible Director's Redemption Date, provided that, in any event, such payment date shall be no later than December 31 of the first (1st) calendar year commencing immediately after the Eligible Director's Termination Date.

(d)
Upon payment of any amount pursuant to this Section 8.1 in satisfaction of Deferred Share Units credited to the Account of an Eligible Director, the particular Deferred Share Units in respect of which such payment was made shall be cancelled and no further payments shall be made from the Plan in relation to such Deferred Share Units.

(e)
Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Director hereunder, including, without limitation, the delivery of Shares or a lump sum cash payment, shall be paid on or before December 31 of the first (1st) calendar year commencing immediately after the Eligible Director's Termination Date.

8.2	Discretion to Pay in Shares

(a)
Subject to Sections 8.1(e), 8.3, 8.6 and 8.7, and the receipt of all necessary shareholder approvals as required under the rules, regulations and policies of the Exchange and any other stock exchange on which the Shares are listed or traded, the Corporation shall have the right, in its sole discretion, to require that the cash value of the Deferred Share Units redeemed by or in respect of an Eligible Director shall, after deduction of any Applicable Withholding Taxes, be:

(i)
applied to the subscription price for Shares to be issued from treasury to the Eligible Director or the Eligible Director's Beneficiary, as applicable, at a price per Share equal to the Fair Market Value on the Redemption Date; or

(ii)	used to purchase on behalf of such Eligible Director or the Eligible Director's Beneficiary, as applicable, Shares on the open market in accordance with the provisions of Sections 8.3 and 8.5.

(b)
On delivery or credit of Shares issued or purchased on behalf of an Eligible Director or the Eligible Director's Beneficiary, as applicable, in accordance with Section 8.2(a) to or for the account of the Eligible Director or the Eligible Director's Beneficiary, as applicable, the Corporation shall be fully discharged of its obligations pursuant to the Plan in so doing and the Deferred Share Units in respect of which such payment was made shall be cancelled and no further payments shall be made from the Plan in respect of such Deferred Share Units.

8.3	Purchase of Shares

In the event the Corporation exercises its right under Section 8.2(a)(ii), prior to 11:00 a.m. on the Eligible Director's Redemption Date (or, where such Redemption Date is not a Exchange Business Day, on the next Exchange Business Day), the Committee shall notify the Broker as to the cash value of the redeemed Deferred Share Units in the Eligible Director's Account, after deduction of Applicable Withholding Taxes as provided herein, to be used by the Broker to purchase Shares on behalf of the Eligible Director on the open market.  As soon as practicable thereafter, and subject to Section 8.1(e), the Broker shall purchase on the open market the maximum number of Shares possible at such time with the cash value disclosed by the Committee and shall notify the Eligible Director and the Committee of:  (i) the number of Shares purchased; (ii) the aggregate purchase price of the Shares ("Aggregate Purchase Price"); (iii) the purchase price per share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per share; (iv) the amount of any related brokerage commission; and (v) the settlement date for the purchase of the Shares.  On the settlement date in respect of the Shares purchased hereunder, upon payment of the Aggregate Purchase Price and related brokerage commission by the Corporation, the Broker shall, in accordance with the instructions of the Eligible Director or the Eligible Director's Beneficiary, as applicable, deliver to the Eligible Director or the Eligible Director's Beneficiary, as applicable, a certificate representing such Shares, or credit such Shares to an account with the Broker in the name of the Eligible Director or the Eligible Director's Beneficiary, as applicable.

8.4	Payment of Balance Remaining on Share Purchase

If, after the Corporation or the Broker applies the value of an Eligible Director's Deferred Share Units to the subscription for whole Shares from treasury as provided for in Section 8.2(a)(i), or the purchase of whole Shares as provided for in Section 8.3, an amount remains payable under the Plan in respect of the Eligible Director, the Corporation shall pay such amount in cash, net of Applicable Withholding Taxes, to the Eligible Director or the Eligible Director's Beneficiary, as applicable.

8.5	Purchase by Broker

Purchases of Shares pursuant to the Plan shall be made on the open market by the Broker.  Any designation of a Broker may be changed by the Eligible Director from time to time.  Upon designation of a Broker or at any time thereafter, the Committee may on behalf of the Corporation elect to provide the designated Broker with a letter agreement to be executed by the Broker and entered into with the Eligible Director and to which the Corporation would also be a party, setting forth, inter alia, (i) the Broker's concurrence to being so designated, and agreement to act for the Eligible Director's account in accordance with customary usage of the trade with a view to obtaining the best share price for the Eligible Director and to settle the purchase by delivering share certificates for the Shares purchased or by crediting such Shares to an account in the name of the Eligible Director or the Eligible Director's Beneficiary, as applicable, in accordance with the instructions of the Eligible Director or the Eligible Director's Beneficiary, as applicable, upon payment by the Corporation of the purchase price and related reasonable brokerage commission; and (ii) the Corporation's agreement to notify the Broker of the number of Shares to be purchased and to pay the purchase price and the related reasonable brokerage commission on behalf of the Eligible Director or the Eligible Director's Beneficiary, as applicable, provided however that no terms of said letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of (or not independent from) the Corporation and any Related Corporation for purposes of any applicable corporate, securities or stock exchange requirement.

8.6	Payment Where No Market for Common Shares

In the event that, at the time contemplated for the purchase of Shares under the Plan, there is no public market for the Shares, the obligations of the Corporation under the Plan shall be met by a payment in cash in such amount as is reasonably determined by the Board of Directors to be equitable in the circumstances based on the value of the Shares at the time of payment, less Applicable Withholding Taxes, such determination to be final and binding for all purposes.

8.7	Shares Available for Issuance

(a)	This Section 8.7 applies to any securities that may be acquired by Eligible Directors on any Redemption Date pursuant to Section 8.2(a)(i) that consist(s) of authorized but unissued Shares.

(b)
The aggregate number of Shares available for issuance hereunder from treasury shall be 1% of the issued and outstanding Shares, subject to adjustment for any subdivision, consolidation or distribution of Shares as contemplated by, and in accordance with, Section 7.3.

(c)
The number of Shares available for issuance from treasury pursuant to the Deferred Share Units credited to Insiders under this Plan, together with any other compensation arrangement of the Corporation that provides for the issuance of Shares from treasury, shall not exceed ten percent (10%) of the issued and outstanding Shares.

(d)
The number of Shares issued to Insiders from treasury pursuant to the Deferred Share Units credited under this Plan, together with any other compensation arrangement of the Corporation that provides for the issuance of Shares from treasury, shall not, within a one (1) year period, exceed ten percent (10%) of the issued and outstanding Shares.

(e)
This Section 8.7 and the Corporation's right to issue Shares under Section 8.2(a)(i) will be effective only upon receipt of all necessary shareholder approvals of this Plan, as amended from time to time, as required by the rules, regulations and policies of the Exchange.

ARTICLE 9
GENERAL

9.1	Plan Amendment

Subject to the rules, regulations and policies of the Exchange and any other stock exchange on which the Shares are listed or traded, the Board of Directors may amend the Plan as it deems necessary or appropriate without shareholder approval, but no such amendment shall, without the consent of each Eligible Director affected or unless required by Applicable Law, adversely affect the rights of an Eligible Director with respect to Deferred Share Units to which the Eligible Director is then entitled under the Plan.  Notwithstanding the foregoing, any amendment of the Plan shall be such that the Plan and any Deferred Share Units credited thereunder continuously meet the requirements of paragraph 6801(d) of the regulations to the Tax Act or any successor to such provision.

9.2	Plan Termination

(a)
The Board of Directors may terminate the Plan at any time, but no such termination shall, without the consent of any Eligible Director affected or unless required by Applicable Law, adversely affect the rights of an Eligible Director with respect to Deferred Share Units to which the Eligible Director is then entitled under the Plan.  Notwithstanding the foregoing, termination of the Plan shall be such that any Deferred Share Units continuously meet the requirements of paragraph 6801(d) of the regulations to the Tax Act or any successor to such provision.

(b)
If the Board of Directors terminates the Plan, no new Deferred Share Units will be credited to the Account of an Eligible Director, whether under Article 4, Article 5, Article 6 or Section 7.4, provided that the Account of each Eligible Director shall, where applicable, be credited with Deferred Share Units pursuant to Section 7.3 of the Plan.

(c)
If the Board of Directors terminates the Plan, prior grants of Deferred Share Units shall remain outstanding and in effect and shall be redeemed and paid in due course upon the Eligible Director's Termination Date in accordance with the terms and conditions of the Plan existing at the time of its termination.  The Plan will finally cease to operate for all purposes when the last remaining Eligible Director receives payment of all Deferred Share Units recorded in the Eligible Director's Account.

9.3	Compliance with Applicable Law

The administration of the Plan shall be subject to and made in conformity with all Applicable Law.

9.4	Reorganization of the Corporation

The existence of any Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

9.5	Assignment

(a)
Rights and obligations under the Plan may be assigned by the Corporation to a corporate successor in the business of the Corporation, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any corporation acquiring all or substantially all of the assets or business of the Corporation.

(b)
In no event may the rights or interests of an Eligible Director under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a Beneficiary upon death of an Eligible Director pursuant to the terms of the Plan.

9.6	Units Non-Transferable

Deferred Share Units are non-transferable.  Certificates representing Deferred Share Units will not be issued by the Corporation.

9.7	Designation of Beneficiary

Subject to the requirements of Applicable Law, an Eligible Director shall designate in writing a person who is a dependant or relation of the Eligible Director as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Director.  The Eligible Director may, subject to Applicable Law, change such designation from time to time.  Such designation or change shall be in the form of Schedule "B".  The initial designation of each Eligible Director shall be executed and filed with the Chairman: (a) in the case of an existing director, within thirty (30) days following the Effective Date of the Plan; or (b) in the case of a new director, within thirty (30) days after the Eligible Director's appointment to the Board of Directors.  Changes to such designation may be filed from time to time thereafter, subject to Applicable Law.

9.8	Death of Eligible Director

In the event of an Eligible Director's death, any and all Deferred Share Units then credited to the Eligible Director's Account shall become payable to the Eligible Director's Beneficiary in accordance with Article 8 and, for greater certainty, the date of death shall be deemed to be the Eligible Director's Termination Date.

9.9	No Additional Rights

(a)
The participation of any Eligible Director in the Plan shall not be interpreted as conferring upon such Eligible Director any rights or privileges other than those rights and privileges expressly provided in the Plan.

(b)
Without limiting the generality of Section 9.9(a), neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Eligible Director a right to continued service to or employment with the Corporation or an Affiliate or to remain a director of the Corporation.

(c)
Without limiting the generality of Section 9.9(a), nothing in this Plan or the Eligible Director's opportunity to participate in this Plan shall be construed to provide the Eligible Director with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation or the right to participate in this Plan upon the termination of the Eligible Director's service as a member of the Board of Directors or the termination of his or her employment with the Corporation for any reason (including, without limitation, any breach of contract by the Corporation) or in consequence of any other circumstances whatsoever.

9.10	No Shareholder Rights

Other than in the limited circumstances set out in Section 2.4, under no circumstances shall Deferred Share Units be considered Shares or other securities of the Corporation, nor shall they entitle any Eligible Director to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, voting rights, dividend entitlement rights (other than as provided in Section 7.4) or rights on liquidation, nor shall any Eligible Director be considered the owner of Shares by virtue of the award of Deferred Share Units, until and unless Shares have been issued or transferred to the Participant upon redemption of his or her Deferred Share Units.

9.11	Unfunded and Unsecured Plan

Unless otherwise determined by the Board of Directors, the Plan shall be unfunded and the Corporation will not secure its obligations under the Plan.  To the extent any Eligible Director or his or her Beneficiary holds any rights by virtue of a grant of Deferred Share Units under the Plan, such rights (unless otherwise determined by the Board of Directors) shall be no greater than the rights of an unsecured creditor of the Corporation.

9.12	Market Fluctuations

(a)
No amount will be paid to, or in respect of, an Eligible Director under the Plan or otherwise, to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director (or a person with whom the Eligible Director does not deal at arm's length within the meaning of the Tax Act) for such purpose.

(b)
The Corporation makes no representations or warranties to Eligible Directors with respect to the Plan or the Deferred Share Units whatsoever.  In seeking the benefits of participation in the Plan, an Eligible Director agrees to exclusively accept all risks associated with a decline in the Fair Market Value of Shares and all other risks associated with the holding of Deferred Share Units.

9.13	Currency

All payments and benefits under the Plan shall be determined in the lawful currency of Canada and paid in the local currency of the Eligible Director's country of residence using the Noon Buying Rate or such other currency exchange rate available to the Corporation at the time of payment.

9.14	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein, without regard to principles of conflict of laws.

9.15	Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

9.16	Term

Unless terminated earlier in accordance with the provisions contained herein, this Plan shall remain in effect for a period of ten (10) years from the Effective Date, at which time it shall terminate unless reconfirmed for a further ten (10) year term by resolution passed by a majority (or such greater percentage (or with such number of votes as may be excluded) as may be specified by the rules, regulations or policies of the Toronto Stock Exchange or the New York Stock Exchange) of votes cast by all holders of Shares who vote in respect of such reconfirmation at the annual general meeting of the Corporation immediately preceding the tenth (10th) anniversary of the Effective Date.

SCHEDULE "A"

Precision Drilling Corporation
Deferred Share Unit Plan (the "Plan")

Plan Provisions Applicable to U.S. Taxpayers

This Schedule "A" is an integral part of the Plan.  The provisions of this Schedule "A" apply to U.S. Taxpayers notwithstanding anything to the contrary in the Plan or in any Participation and Election Agreement.  Except as specifically defined in this Schedule "A", all capitalized terms used in this Schedule "A" have the meaning attributed to them in the Plan.

1.
Notwithstanding Section 1.2(oo) of the Plan to the contrary, the "Termination Date" for an Eligible Director who is a U.S. Taxpayer shall be the date on which such Eligible Director incurs a "Separation from Service" within the meaning of Treas. Reg. § 1.409A-1(h).

2.	Notwithstanding anything in Article 6 of the Plan to the contrary, with respect to an election made by a U.S. Taxpayer pursuant to Article 6 of the Plan, the following rules shall apply:

(a)
The Eligible Director may elect to defer all or a portion of his or her DSU Eligible Retainer with respect to services performed in the calendar year by filing a written election, in the form specified in Section 6.2(e) of the Plan, with the Corporation not later than the last day of the preceding calendar year; provided that (i) such election must be irrevocable not later than the last day of such preceding calendar year; (ii) the Committee may establish an earlier deadline for such elections; and (iii) the form of the election, and the filing thereof, shall be subject to such other rules (not inconsistent with the foregoing) as may be established by the Committee.

(b)
For the first calendar year in which an Eligible Director becomes eligible to participate in any of the Plan and the Related Plans, the individual may elect to have all or a portion of his or her DSU Eligible Retainer satisfied in the form of Deferred Share Units by filing a written election in the form specified in Section 6.2(e) of the Plan, provided that any such election may only apply to that portion of any DSU Eligible Retainer that is compensation for services to be performed after the election is filed, and further provided that such election must be made by filing an election on or before the date that is the later of (i) 10 Business Days after the date the individual initially becomes eligible to participate in any of the Plan and the Related Plans, and (ii) such later date as may be determined by the Committee in its sole discretion, provided that such later date shall not be later than 30 days after the Eligible Director becomes eligible to participate in any of the Plan and the Related Plans.

(c)
Subject to such rules as the Committee may establish (including, without limitation, rules relating to verification as to date and time), an election shall be deemed filed at the time it is received by the Corporation.  Such election may be filed by personal delivery, by mail, by prepaid overnight courier, by facsimile, by telephone, by on-line internet or intranet access to the extent that such methods are permitted by the Committee or by such other means as may be permitted by the Committee.

(d)
An Eligible Director's latest election received by the Corporation pursuant to paragraph 2(a) or 2(b) of this Schedule "A" shall become irrevocable when submitted for the first calendar year in which he or she becomes eligible to participate and as to any other year shall become irrevocable not later than December 31 of the calendar year that immediately precedes the calendar year to which the election applies, and shall continue to apply with respect to his or her DSU Eligible Retainer for the calendar year in respect of which the election was made and for any subsequent calendar year unless the Eligible Director files a new election in accordance with the rules set forth at paragraph 2(a) of this Schedule "A".

(e)
Where there is no election that complies with paragraph 2(a) or 2(b) of this Schedule "A", as applicable, in effect for an Eligible Director for a calendar year, such Eligible Director shall be deemed to have elected to receive his or her DSU Eligible Retainer for the applicable year in cash.

(f)
If an Eligible Director has a taxable year that is other than the calendar year, then, to the extent required by Section 409A, the term "calendar year" (when used in the Plan) shall instead mean the Eligible Director's taxable year.

3.
Notwithstanding Section 8.1(a) of the Plan, in the case of an Eligible Director who is a U.S. Taxpayer, such U.S. Taxpayer shall not select a Redemption Date for his or her Deferred Share Units and shall not have a right to make any election regarding the time or form of any payment due under the Plan.  Instead, the Redemption Date for any Deferred Share Units payable to an Eligible Director who is a U.S. Taxpayer shall be the Termination Date as defined in paragraph 1 of this Schedule "A" and the Fair Market Value of the Deferred Share Units redeemed on the U.S. Taxpayer's Redemption Date shall, subject to paragraph 4 of this Schedule "A", be paid in the form of a lump sum cash payment, less Applicable Withholding Taxes, on the Termination Date.  Notwithstanding the preceding sentence, in the event that a U.S. Taxpayer is a "Specified Employee" within the meaning of Treas. Reg. § 1.409A-1(i) on his or her Termination Date and to the extent a delay in payment to such Specified Employee is required by Treas. Reg. § 1.409A-3(i)(2), the Redemption Date and date on which a lump sum cash payment shall be made to the U.S. Taxpayer shall be the date that is 6 months after the U.S. Taxpayer's Termination Date.

4.
If the Corporation exercises its right, pursuant to Section 8.2 of the Plan, to require that the cash value of the Deferred Share Units redeemed by or in respect of an Eligible Director be used to subscribe for Shares from treasury or to purchase Shares on the open market, then the Redemption Date shall be the Termination Date and the Shares shall be delivered to the Eligible Director or the Eligible Director's Beneficiary as soon as practicable following the Termination Date, but in no event later than the end of the calendar year in which the Termination Date occurs or, if later, the fifteenth (15th) day of the third calendar month following the Termination Date.  Notwithstanding the preceding sentence, in the event that a U.S. Taxpayer is a "Specified Employee" within the meaning of Treas. Reg. § 1.409A-1(i) on his or her Termination Date and to the extent a delay in payment to such Specified Employee is required by Treas. Reg. § 1.409A-3(i)(2), the Redemption Date shall be the date that is 6 months after the U.S. Taxpayer's Termination Date and the Shares shall be delivered to the Eligible Director as soon as practicable following the Redemption Date.

5.	The provisions of Section 3.1(b) of the Plan shall apply only to the extent permitted under Section 409A of the Code.

6.
The Board of Directors shall not exercise its discretion under Section 6.1(b) of the Plan to modify a U.S. Taxpayer's election to defer all or a portion of his or her DSU Eligible Retainer with respect to a calendar year after the U.S. Taxpayer's election with respect to that calendar year has become irrevocable.

7.
For greater certainty, any Deferred Share Units credited to the Account of a U.S. Taxpayer pursuant to Sections 7.3 or 7.4 of the Plan shall be redeemed and paid out at the same time and in the same form as all other Deferred Share Units credited to the U.S. Taxpayer's Account.

8.
Notwithstanding any other provision of the Plan to the contrary, the time of any payment under this Schedule "A" may not be accelerated except as provided in Treas. Reg. § 1.409A-3(j)(4). In addition, under no circumstances may the time of any payment described in this Schedule "A" be subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

9.
If the Corporation fails to make any distribution, either intentionally or unintentionally, within the time period specified in this Schedule "A", but the payment is made within the same calendar year as the Redemption Date or, if later, by the 15th day of the third calendar month following the Redemption Date, such distribution will be treated as made within the time period specified in this Schedule "A" pursuant to Treas. Reg. § 1.409A-3(d), provided that the Eligible Director is not permitted, directly or indirectly, to designate the taxable year of the payment.  In addition, if a distribution is not made due to a dispute with respect to such distribution, the distribution may be delayed in accordance with Treas. Reg. § 1.409A-3(g).

10.
It is the Corporation's intent that this Plan comply with the requirements of Section 409A and the Corporation has made good faith efforts to draft the Plan accordingly.  In the event of any ambiguity in the language or any agreement entered into under the Plan or in the operation of the Plan, the Plan and any agreement shall be construed, interpreted and operated in a manner that will result in compliance with the requirements of Section 409A.  Notwithstanding the foregoing, any amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations to the Tax Act or any successor to such provision.

11.
Notwithstanding the generality of paragraph 10 of this Schedule "A", if any provision of the Plan or any agreement entered into under the Plan or in the operation of the Plan contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or would cause the Deferred Share Units to be subject to the interest and penalties under Section 409A of the Code such provision of the Plan shall, to the extent that it applies to U.S. Taxpayers, be modified, without the consent of any Participant, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.  Notwithstanding the foregoing, any amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations to the Tax Act or any successor to such provision.

12.
All provisions of the Plan shall continue to apply to a U.S. Taxpayer to the extent that they have not been specifically modified by this Schedule "A" or by the Participation and Election Agreement attached to the Plan as Schedule "C".

SCHEDULE "B"

Precision Drilling Corporation
Deferred Share Unit Plan

Beneficiary Designation

To:	The Chairman, [Corporate Governance Committee] of the Board of Directors of Precision Drilling Corporation

I,                                                             , being a participant in the Precision Drilling Corporation Deferred Share Unit Plan (the "Plan") hereby designate the following individual as my Beneficiary for purposes of the Plan:

Name of Beneficiary:	(please print)
Address of Beneficiary:

This designation revokes any previous Beneficiary designation made by me under the Plan.  Under the terms of the Plan and subject to Applicable Law, I reserve the right to revoke this designation and to designate another individual as my Beneficiary.

Date:
Name:	(please print)
Signature:

Choosing your Beneficiary is an important decision and this is an important document.  We recommend that you consider your options carefully and that you seek appropriate advice before completing it if you require clarification.

All capitalized terms used in this Beneficiary Designation shall have the same meaning as in the Plan unless otherwise defined herein.

B-1

SCHEDULE "C"

Precision Drilling Corporation
Deferred Share Unit Plan (the "Plan")

Participation and Election Agreement

I hereby confirm that, as of the date written below, I am a non-employee member of the Board of Directors of Precision Drilling Corporation (the "Corporation") and acknowledge that I have been or will be granted Deferred Share Units under Article 4 or Article 5 of the Plan and/or have elected or will elect herein to have all or a portion of my DSU Eligible Retainer satisfied in the form of Deferred Share Units under Article 6, subject to and in accordance with the terms of the Plan.

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Participation and Election Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

I hereby acknowledge and confirm that:

1.	One hundred percent (100%) of my Automatic DSU Retainer will be satisfied by the crediting to my Account of Deferred Share Units.

2.	[select option which is applicable]

(a)           I elect to receive my DSU Eligible Retainer for the remaining months of the calendar year in which the Plan becomes effective, or in which I am first elected or appointed to the Board of Directors, as applicable, as to:

____ 0% ____ 50% ____ 100%, in Deferred Share Units

(b)           I elect to receive my DSU Eligible Retainer for the calendar year commencing January 1, [______] as to:

____ 0% ____ 50% ____ 100%, in Deferred Share Units

3.	I ____am / ___ am not [please check one] a U.S. Taxpayer.

4.
I have received and reviewed a copy of the Plan and agree to be bound by the terms and conditions of the Plan.  In the event of any conflict between the terms of the Plan and this Participation and Election Agreement, the terms of the Plan will prevail and govern.

5.
I understand that 100% of the Automatic DSU Retainer and any portion of the DSU Eligible Retainer I elect to receive in the form of Deferred Share Units shall be credited to my Account in quarterly instalments on the final

Business Day of each Quarter, with the number of Deferred Share Units calculated in accordance with the provisions of the Plan.

6.
I understand that any election I make with respect to my DSU Eligible Retainer shall be effective only with respect to compensation paid for services performed after this Participation and Election Agreement is filed, and shall be irrevocable in respect of the calendar year it is made for and shall remain in effect until modified or revoked by the filing of a new election form in accordance with the terms of the Plan.

7.
I understand that I will not be able to cause the Corporation to redeem Deferred Share Units granted under the Plan until I am no longer either a director or an employee of the Corporation or of an Affiliate.

8.
Subject to the provisions of the Plan, if I am a U.S. Taxpayer, I hereby acknowledge and agree that the value of Deferred Share Units credited to my Account as of the Redemption Date (determined in accordance with the terms of the Plan, including Schedule "A"), less Applicable Withholding Taxes, shall be distributed to me as of my Termination Date (subject to any required delay in payment if I am a Specified Employee).

9.
I recognize that when Deferred Share Units credited pursuant to the Plan are redeemed in accordance with the terms of the Plan after I am no longer either a director or employee of the Corporation or of an Affiliate, income tax and other withholdings as required will arise at that time.  Upon redemption of the Deferred Share Units, the Corporation or an Affiliate, as applicable, will make all appropriate withholdings as required by law at that time.  Neither the Corporation nor any Affiliate has provided me with any tax advice with respect to the Plan and I acknowledge that I should confirm the tax treatment with my own advisor(s).

10.	The value of Deferred Share Units is based on the value of the Shares of the Corporation from time to time and therefore is not guaranteed.

11.
No funds will be set aside to guarantee the payment of Deferred Share Units.  Future payment of Deferred Share Units will remain an unfunded and unsecured liability recorded on the books of the Corporation.

12.
I understand that all distributions in respect of any Deferred Share Units in my Account will be in the form of cash unless the Committee, in its sole discretion, requires that the cash value of the Deferred Share Units redeemed be used to subscribe for Shares from treasury or purchase Shares on the open market pursuant to Section 8.2 of the Plan.

13.
As a participant in the Plan, I am required to provide the Corporation with all information (including personal information) required to administer and operate the Plan and I hereby consent to the collection and use of all such information by the Corporation and the Committee.  I understand that the Corporation may from time to time transfer or provide access to Eligible Director Information to (i) third party service providers for purposes of the administration of the Plan and, (ii) its Affiliates for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expense, and that such Persons will be provided with such information for such purposes only.  I also understand that the Corporation may from time to time disclose personal information about me in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or for the purpose of complying with a subpoena, warrant or other order by a court, Person or body having jurisdiction over the Corporation to compel production of the information.

The foregoing is only a brief outline of certain key provisions of the Plan.  For more complete information, reference should be made to the Plan text.  In the event of any conflict between the terms of the Plan and this Participation and Election Agreement, the terms of the Plan will prevail and govern.

Date	(Name of Director) [Please Print]

(Signature of Director)

SCHEDULE "D"

Precision Drilling Corporation
Deferred Share Unit Plan (the "Plan")

Redemption Notice

(Not applicable to any Eligible Director who is a U.S. Taxpayer.)

Pursuant to Section 8.1 of the Plan, I hereby advise Precision Drilling Corporation (the "Corporation") that I wish to redeem                  [specify whole percentage or number of Deferred Shares Units to be redeemed] of the Deferred Share Units credited to my account under the Plan on                                [insert Redemption Date, which (i) must be after the Eligible Director's Termination Date and (ii) cannot fall within a Financial Black-out Period or an Other Black-out Period that the Eligible Director knows or reasonably expects will be in effect; and in any event cannot be later than December 15 of the first calendar year commencing after the year in which the Director ceases to be any of a director or an employee of the Corporation or of an Affiliate.].

I understand and direct that any lump sum payment in cash (or Shares pursuant to the Corporation's right to elect to deliver Shares in lieu of cash) owing to me pursuant to the terms of this Plan and this Redemption Notice, less Applicable Withholding Taxes, will be forwarded to me, by registered mail, at the following address in the form of a cheque from the Corporation.

Address:

Date	(Name of Director)

(Signature of Director)

All capitalized terms used in this Redemption Form have the meaning attributed to them in the Plan, unless otherwise defined herein.

If the Redemption Notice is signed by a legal representative, documents providing the authority of such signature must be provided to the Corporation.

D-1